Exhibit 10.11

WAREHOUSE LEASE AGREEMENT

Party A: New Brand Import and Export Co.,Ltd

Room1703B Chamtime Corporate Avenue ..No.899 Haining Road, Shanghai .P.R.China

Party B: Neo-Concept Fashion (Zhong Shan) Co.,Ltd

Building 1,NO 22 Industrial Avenue,BanFu Town,ZhongShan China

Both Parties entered into the agreement with the following terms and conditions on 1 December 2020.

1.	It is agreed that Party A would purchase yarn for Party B and the payment period is 60 days after receipt of the goods.

2.	Party B shall provide Party A with a warehouse to store not less than 40 tons of yarn or a warehouse space of 600 square meters for yarn storage, and shall send the yarn in stock to the designated place as required by Party A.

3.	The warehouse lease term is one year, from December 1, 2020 to November 30, 2021.

4.	Party B shall receive RMB 144,000 from Party A every year as the rent and management fee of the warehouse.

5.	Party A will deduct the rent of RMB 144,000 charged by Party B from the cost of yarn purchased for Party B.

6.	Party B shall purchase insurance for Party A’s good in warehouse.

7.	Transportation expenses and insurance expenses shall be reimbursed by Party A, which shall be deducted from the yarn fees charged to Party B.

The above content is agreed by both parties on a voluntary basis and shall take effect immediately after being signed by both parties. In the event of any dispute, the Parties shall resolve through amicable consultation and shall have the right to raise a litigation to the jurisdiction court.

This Agreement is in duplicate, each party holds one copy.

Party A: New Brand Import and Export Co., Ltd.

Party B: Neo-Concept Fashion (Zhong Shan) Co., Ltd